EXHIBIT 12


                  FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
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
                                                                        Year Ended August 31

                                                 1993            1994            1995            1996            1997

                                                                       (Amounts in Thousands)
Earnings:
     Pretax Income (Loss)..................  $   (36,833)    $    78,766     $   197,641     $   155,754     $   163,772

     Minority Interest in Income of
         Consolidated Subsidiary that
         has Fixed Charges.................          865             333           9,793           7,604          10,586

     Minority Interest in Loss of
         Consolidated Subsidiary ..........          (37)         (4,855)             -0-           (221)         (1,902)

     Equity Interest in Loss (Income)
         (Earnings less distributions) of
         Less-than-Fifty Percent
         Owned Investees...................        1,007             603            (623)            574            (868)

     Distributions from Less-than-
     Fifty Percent Owned Investees.........           -0-             -0-             -0-             -0-              5

     Total Fixed Charges (excluding
         interest capitalized).............       55,361          64,838          68,271          76,658          79,247


Total Earnings.............................  $    20,363     $   139,685     $   275,082     $   240,369     $   250,840



Fixed Charges:
     Interest (including amounts
         capitalized and amortization of
         debt issuance costs)..............  $    43,966     $    52,297     $    55,497     $    65,361     $    68,099

     Estimated Interest Component
         of Rentals........................       13,006          12,898          13,494          12,926          15,127



Total Fixed Charges........................  $    56,972     $    65,195     $    68,991     $    78,287     $    83,226



Ratio of Earnings to Fixed Charges.........      0.4             2.1             4.0             3.0             3.0

Earnings Inadequate to Cover
     Fixed Charges.........................  $    36,609



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